EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56496) pertaining to the 1997 Stock Plan, 2000 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Director Option Plan of CoSine Communications, Inc. and the Registration Statement (Form S-8 No. 333-99181) pertaining to the 2000 Stock Plan, 2000 Employee Stock Purchase Plan, 2000 Director Option Plan and 2002 Stock Plan of CoSine Communications, Inc. of our report dated February 6, 2004 (except for the third, fourth and fifth paragraphs of Note 1, as to which the date is February 14, 2005), with respect to the consolidated financial statements and schedule of CoSine Communications, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

San Jose, California
March 30, 2005